================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 2)


                          INSURANCE AUTO AUCTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   457875-10-2
--------------------------------------------------------------------------------
                                 (Cusip Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(c)                         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                            --------------------------
CUSIP NO.  457875-10-2            SCHEDULE 13G/A               PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Peak Investment Limited Partnership
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      481,200
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             481,200
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  481,200
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.16%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO.  457875-10-2            SCHEDULE 13G/A               PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Peak Management, Inc.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           481,200
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      481,200
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  481,200*

                  *As General Partner of Peak Investment Limited Partnership
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.16%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP NO.  457875-10-2            SCHEDULE 13G/A               PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Peter H. Kamin
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      190,900
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           481,200
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             190,900
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      481,200
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  672,100
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.81%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

                                                              PAGE 5 OF 8 PAGES
                                                                  ---  ---

THIS SCHEDULE 13G AMENDMENT IS BEING FILED PURSUANT TO THE ANNUAL UPDATE REQUIREMENTS OF SECTION 240.13d-2(b) OF THE EXCHANGE ACT REGULATIONS.

ITEM 1.

      (a) Name of Issuer:  Insurance Auto Auctions, Inc.
                           -----------------------------

      (b) Address of Issuer's Principal Executive Offices:

                       850 East Algonquin Road, Suite 100, Schaumburg, IL 60173
                       --------------------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of  Principal  Business  Office or, if none,  Residence:
      (c) Citizenship:
                           Peter H. Kamin
                           One Financial Center, Suite 1600
                           Boston, MA 02111
                           (United States Citizen)

                           Peak Investment Limited Partnership
                           One Financial Center, Suite 1600
                           Boston, MA 02111
                           (Delaware limited partnership)

                           Peak Management, Inc.
                           One Financial Center, Suite 1600
                           Boston, MA 02111
                           (Massachusetts corporation)

      (d) Title of Class of Securities:   common stock, $0.001 par value
                                         ----------------------------------
      (e) CUSIP Number:   457875-10-2
                          -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Section 240.13d-1(c), check this box [X].

                                                              PAGE 6 OF 8 PAGES
                                                                  ---  ---
ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      PETER H. KAMIN*

      (a) Amount Beneficially Owned: 672,100
                                    --------------------------------------------
      (b) Percent of Class:    5.81%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   190,900
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 481,200
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of: 190,900
                                                                      ----------
           (iv) shared power to dispose or to direct the disposition of: 481,200
                                                                         -------

      PEAK INVESTMENT LIMITED PARTNERSHIP

      (a) Amount Beneficially Owned: 481,200
                                    --------------------------------------------
      (b) Percent of Class:    4.16%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   481,200
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 0
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  481,200
                                                                      ----------
           (iv) shared power to dispose or to direct the disposition of:   0
                                                                         -------

      PEAK MANAGEMENT, INC.**

      (a) Amount Beneficially Owned: 481,200
                                    --------------------------------------------
      (b) Percent of Class:    4.16%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   481,200
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 0
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  481,200
                                                                      ----------
           (iv) shared power to dispose or to direct the disposition of:   0
                                                                         -------

*SHARES REPORTED FOR PETER H. KAMIN INCLUDE 35,900 SHARES OVER WHICH HE EXERCISES SOLE VOTING AND DISPOSITIVE POWER FOR THE BENEFIT OF HIS CHILDREN AND 155,000 OVER WHICH HE EXERCISES SOLE VOTING AND DISPOSITIVIE POWER FOR CERTAIN MANAGED ACCOUNTS PURSUANT TO THE TERMS OF INVESTMENT ADVISORY AGREEMENTS WITH EACH OF SUCH MANAGED ACCOUNTS.
**SHARES REPORTED FOR PEAK MANAGEMENT, INC. ARE BENEFICIALLY OWNED BY PEAK INVESTMENT LIMITED PARTNERSHIP OF WHICH PEAK MANAGEMENT, INC. IS THE SOLE GENERAL PARTNER.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Shares reported for Peter H. Kamin include shares over which he exercises sole voting and dispositive power for the benefit of his children and for certain Managed Accounts pursuant to the terms of investment advisory agreements between himself and each of such Managed Accounts.

                                                              PAGE 7 OF 8 PAGES
                                                                  ---  ---


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10. CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              PAGE 8 OF 8 PAGES
                                                                  ---  ---


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Date:   January 26, 2000


                                             PEAK INVESTMENT LIMITED PARTNERSHIP
                                             By:  Peak Management, Inc.
                                                  Its Sole General Partner

                                             By:  /s/Peter H. Kamin
                                                  ------------------------------
                                                  Peter H. Kamin, President



                                             PEAK MANAGEMENT, INC.

                                             By:  /s/Peter H. Kamin
                                                  ------------------------------
                                                  Peter H. Kamin, President


                                             /s/Peter H. Kamin
                                             -----------------------------------
                                             Peter H. Kamin, Individually